Exhibit 99.1

Investors	Media
Brod & Schaffer	Barbara Lindheim
(800) 987-8256	GendeLLindheim BioCom Partners
ir@peregrineinc.com	(212) 918-4650

PEREGRINE PHARMACEUTICALS ADOPTS STOCKHOLDER RIGHTS AGREEMENT

TUSTIN, Calif., March 17, 2006--Peregrine Pharmaceuticals, Inc. (Nasdaq: PPHM) announced today that its Board of Directors has adopted a Stockholder Rights Agreement that is designed to strengthen the ability of the Board of Directors to protect the interests of Peregrine’s stockholders. Peregrine’s Rights Agreement, which was adopted on March 16, 2006, is similar to plans adopted by many other companies and was not adopted in response to any known offer to acquire the company or other takeover attempt.

The Rights Agreement is designed to protect Peregrine stockholders against potential abusive or coercive takeover tactics and to enable all Peregrine stockholders to realize the full and fair value of their investment in the event that an unsolicited attempt is made to acquire Peregrine. The adoption of the Rights Agreement is not intended to prevent an offer that the Board concludes is in the best interests of Peregrine and its stockholders.

“Our recently announced positive human safety data for Tarvacin in the treatment of hepatitis C infection and increasing evidence of the broad potential of this first-in-class agent in multiple anti-viral and anti-cancer indications are increasing the visibility of Peregrine,” said Steven W. King, president and CEO of Peregrine. “We believe that implementation of this Rights Agreement is a prudent move to ensure that our current stockholders have the opportunity to realize the inherent value of the company as we advance our promising drug development programs.”

To implement the Agreement, Peregrine will issue a dividend of one Right for each share of its common stock held by shareholders of record as of the close of business on March 27, 2006. The rights will initially attach to and trade with the certificates representing outstanding common stock. No separate certificates will be issued.

Each Right will entitle holders of each share of company common stock to buy one thousandth (1/1000th) of a share of the company’s preferred stock at an exercise price of $11.00 per share. The Rights will be exercisable and will detach from the common shares if a person or group acquires 15% or more of the company’s outstanding common stock, without prior approval from the Board, or announces a tender or exchange offer that would result in that person or group owning 15% or more of the company’s common stock. Each Right, when exercised, entitles the holder (other than the acquiring person or group) to receive company common stock (or in certain circumstances, voting securities of the acquiring person) with a value of twice the Rights exercise price upon payment of the exercise price of the Rights.

The company will be entitled to redeem the Rights at $0.001 per Right at any time prior to a person or group achieving the 15% threshold. The Rights will expire on March 16, 2016. Details of the Rights Agreement are outlined in materials that will be mailed to shareholders of record.

The Rights approved by the Board of Directors are designed to protect and maximize the value of the outstanding equity interests in the company in the event of an unsolicited attempt by an acquirer to take over the company in a manner or on terms not approved by the Board of Directors.  Issuance of the Rights does not in any way weaken the financial strength of Peregrine or interfere with its business plans. The issuance of the Rights themselves has no dilutive effect and will not affect reported earnings per share.

About Peregrine Pharmaceuticals

Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company with a portfolio of innovative product candidates in clinical trials for the treatment of cancer and viral diseases. The company is pursuing three separate clinical trials in cancer and anti-viral indications with its lead product candidates Tarvacin™ and Cotara®. Peregrine also has in-house manufacturing capabilities through its wholly-owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and bio-manufacturing services for both Peregrine and outside customers. Additional information about Peregrine can be found at www.peregrineinc.com.

Safe Harbor Statement: Statements in this press release which are not purely historical, including statements regarding Peregrine Pharmaceuticals’ intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk that Tarvacin will not be as well tolerated at higher or repeat doses, and that Tarvacin will have application to multiple indications. It is important to note that the company's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties associated with completing preclinical and clinical trials for our technologies; the early stage of product development; the significant costs to develop our products as all of our products are currently in development, preclinical studies or clinical trials; obtaining additional financing to support our operations and the development of our products; obtaining regulatory approval for our technologies; anticipated timing of regulatory filings and the potential success in gaining regulatory approval and complying with governmental regulations applicable to our business. Our business could be affected by all a number of other factors, including the risk factors listed from time to time in the Company's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended April 30, 2005, and the quarterly report on Form 10-Q for the quarter ended January 31, 2006. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Peregrine Pharmaceuticals, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release